                                                                     Exhibit 4.6


                     ECOSTAR ELECTRIC DRIVE SYSTEMS L.L.C.

                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED
                         DECEMBER 31, 2000 AND 1999 AND
                       THE PERIOD ENDED DECEMBER 31, 1998
                          (EXPRESSED IN U.S. DOLLARS)




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

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Management Board of
  ECOSTAR ELECTRIC DRIVE SYSTEMS, L.L.C.

     In our opinion, the accompanying balance sheet and the related statements of operations, members' equity, and cash flows present fairly, in all material respects, the financial position of Ecostar Electric Drive Systems, L.L.C., (the "Company") at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three fiscal periods in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

(Signed) PricewaterhouseCoopers LLP
Detroit, Michigan
April 20, 2001

                     ECOSTAR ELECTRIC DRIVE SYSTEMS, L.L.C.

                                 BALANCE SHEET

                           DECEMBER 31, 2000 AND 1999

                                                                  2000            1999
                                                              ------------    ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $         --    $    337,120
  Investments held by related party.........................    19,924,725      20,312,552
  Accounts receivable, trade................................        48,503         116,574
  Accounts receivable, affiliates...........................     1,021,388       1,028,837
  Inventory, raw materials..................................       531,977              --
  Prepaid expenses..........................................         5,945           4,712
                                                              ------------    ------------
     Total current assets...................................    21,532,538      21,799,795
Net property................................................    13,668,701      12,603,939
Other assets
  Note receivable from Ballard Automotive...................        87,973          87,973
                                                              ------------    ------------
     Total noncurrent assets................................    13,756,674      12,691,912
                                                              ------------    ------------
     TOTAL ASSETS...........................................  $ 35,289,212    $ 34,491,707
                                                              ============    ============
LIABILITIES
CURRENT LIABILITIES
  Accounts payable, affiliates..............................  $  2,010,614    $  2,256,340
  Accounts payable, trade...................................       229,581         142,351
  Accounts payable, other...................................     2,200,030              --
  Accrued liabilities.......................................     3,560,288       1,804,406
                                                              ------------    ------------
     Total liabilities......................................     8,000,513       4,203,097
                                                              ------------    ------------
MEMBERS' EQUITY
Members' equity.............................................    56,347,300      41,347,252
Accumulated deficit.........................................   (29,058,601)    (11,058,642)
                                                              ------------    ------------
     Total members' equity..................................    27,288,699      30,288,610
                                                              ------------    ------------
     TOTAL LIABILITIES AND MEMBERS' EQUITY..................  $ 35,289,212    $ 34,491,707
                                                              ============    ============

    The accompanying notes are an integral part of the financial statements.

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

                     ECOSTAR ELECTRIC DRIVE SYSTEMS, L.L.C.

                            STATEMENT OF OPERATIONS

                                                                                          PERIOD FROM
                                                                                         APRIL 7, 1998
                                                           YEAR ENDED DECEMBER 31,       (INCEPTION) TO
                                                         ----------------------------     DECEMBER 31,
                                                             2000            1999             1998
                                                         ------------    ------------    --------------
REVENUES
Prototype sales and royalties..........................  $  3,331,068    $    515,464     $    68,820
Engineering services...................................     4,009,003       3,641,595       5,334,270
                                                         ------------    ------------     -----------
  Total revenues.......................................     7,340,071       4,157,059       5,403,090
COSTS AND EXPENSES
Cost of prototype sales................................     1,068,641          30,966           5,644
Engineering expenses...................................    15,578,332      10,119,248       3,405,444
Selling, general and administrative expenses...........     9,505,405       6,556,483       3,623,780
                                                         ------------    ------------     -----------
  Operating loss.......................................   (18,812,307)    (12,549,638)     (1,631,778)
Interest income........................................       843,330       1,700,758       1,422,138
Other expenses.........................................        30,982             122              --
                                                         ------------    ------------     -----------
  Net loss for the period..............................  $(17,999,959)   $(10,849,002)    $  (209,640)
                                                         ============    ============     ===========

    The accompanying notes are an integral part of the financial statements.

                     ECOSTAR ELECTRIC DRIVE SYSTEMS, L.L.C.

                          STATEMENT OF MEMBERS' EQUITY

                                                           MEMBERS'      ACCUMULATED
                                                           EQUITY          DEFICIT          TOTAL
                                                         -----------    ------------    ------------
Capital contributions from members at inception........  $41,694,609    $         --    $ 41,694,609
Net loss for the period................................           --        (209,640)       (209,640)
                                                         -----------    ------------    ------------
Balance, December 31, 1998.............................   41,694,609        (209,640)     41,484,969
Net loss for the period................................           --     (10,849,002)    (10,849,002)
Members' assets not contributed to the Company.........     (347,357)             --        (347,357)
                                                         -----------    ------------    ------------
Balance, December 31, 1999.............................   41,347,252     (11,058,642)     30,288,610
Net loss for the period................................           --     (17,999,959)    (17,999,959)
Capital contributions from members.....................   15,000,048              --      15,000,048
                                                         -----------    ------------    ------------
Balance, December 31, 2000.............................  $56,347,300    $(29,058,601)   $ 27,288,699
                                                         ===========    ============    ============

    The accompanying notes are an integral part of the financial statements.

                     ECOSTAR ELECTRIC DRIVE SYSTEMS, L.L.C.

                            STATEMENT OF CASH FLOWS

                                                                                          PERIOD FROM
                                                                                         APRIL 7, 1998
                                                           YEAR ENDED DECEMBER 31,       (INCEPTION) TO
                                                         ----------------------------     DECEMBER 31,
                                                             2000            1999             1998
                                                         ------------    ------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period................................  $(17,999,959)   $(10,849,002)    $   (209,640)
Adjustments to reconcile net loss to net cash used in
  operating activities
  Depreciation and amortization........................     1,819,762       1,332,762        1,185,748
  Changes in assets and liabilities
     Accounts receivable...............................        75,520       1,124,700       (2,270,111)
     Inventory.........................................      (531,977)             --               --
     Prepaid expenses..................................        (1,233)             --           (4,712)
     Accounts payable..................................     2,041,534        (484,479)       2,883,170
     Accrued liabilities...............................     1,755,882       1,467,706          336,700
                                                         ------------    ------------     ------------
       NET CASH (USED IN) PROVIDED BY OPERATING
          ACTIVITIES...................................   (12,840,471)     (7,408,313)       1,921,155
                                                         ------------    ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Change in investments held by related party............       387,827      16,699,606      (37,012,158)
Expenditures for property, equipment and leasehold
  improvements.........................................    (2,884,524)     (8,964,197)              --
Loan to Ballard Automotive, Inc........................            --              --          (87,973)
                                                         ------------    ------------     ------------
       NET CASH (USED IN) PROVIDED BY INVESTING
          ACTIVITIES...................................    (2,496,697)      7,735,409      (37,100,131)
                                                         ------------    ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from members' contributions...................    15,000,048              --       35,189,000
                                                         ------------    ------------     ------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES.......    15,000,048              --       35,189,000
                                                         ------------    ------------     ------------
Net increase (decrease) in cash........................      (337,120)        327,096           10,024
Cash and cash equivalents, beginning of period.........       337,120          10,024               --
                                                         ------------    ------------     ------------
Cash and cash equivalents, end of period...............  $         --    $    337,120     $     10,024
                                                         ============    ============     ============
SUPPLEMENTARY CASH FLOW INFORMATION, PROPERTY AND
  EQUIPMENT CAPITAL CONTRIBUTION FROM MEMBERS..........  $         --    $    292,643     $  5,865,609
                                                         ============    ============     ============

    The accompanying notes are an integral part of the financial statements.

                     ECOSTAR ELECTRIC DRIVE SYSTEMS, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION OF BUSINESS

    Ecostar Electric Drive Systems, L.L.C. (the "Company"), a joint venture incorporated on April 7, 1998, by Ballard Power Corporation, DaimlerChrysler AG and Ford Motor Company, is engaged in pursuing the development and production of electric drive systems for use in electrically powered vehicles and related markets.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly-liquid investments with a maturity of three months or less to be cash and cash equivalents. All cash and cash equivalents of the Company are held on deposit with one bank.

    INVESTMENTS HELD BY RELATED PARTY

    The Company invests its cash through a related party, Ford Motor Company, which invests in highly-liquid investments with a maturity of three months or less.

    INVENTORY

    Inventory is stated at lower of cost or market, determined principally by the first-in, first-out method.

    ACCOUNTS PAYABLE, OTHER

    Accounts payable, other represents a bank overdraft.

    INTERNAL USE SOFTWARE

    The Company expensed costs of $118,619 and $257,606 for software developed or obtained for internal use for the periods ended December 31, 2000 and 1999, respectively. In addition, the Company included in net property $381,188 and $56,208 of software developed or obtained for internal use at December 31, 2000 and 1999, respectively. These costs will be amortized on a straight-line basis over their estimated useful lives. Amortization expense for such costs was $93,271 and $3,639 for the periods ended December 31, 2000 and 1999, respectively.

    RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred and were $13,741,066, $8,537,707 and $2,717,169 for the periods ended December 31,
    2000, 1999 and 1998, respectively.

    REVENUE RECOGNITION

    The Company records prototype revenues when the prototypes are shipped to customers. In addition, the Company records engineering services revenues in the period services are rendered and royalty revenues upon receipt.

    INCOME TAXES

    The Company has elected to be taxed as a limited liability company. Accordingly, no income tax is paid at the corporate level. The taxable income or loss of the Company will be included in the tax returns of the members.

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
                     ECOSTAR ELECTRIC DRIVE SYSTEMS, L.L.C.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  NET PROPERTY

    Net property at December 31 was as follows:

                                                                     2000           1999
                                                                  -----------    -----------
    Leasehold improvements......................................  $ 4,648,832    $    40,254
    Machinery, equipment and other..............................    8,742,859      4,097,201
    Construction in progress....................................      101,292      7,344,686
                                                                  -----------    -----------
      Total property and equipment..............................   13,492,983     11,482,141
    Accumulated depreciation....................................   (1,834,727)    (1,013,385)
                                                                  -----------    -----------
      Net property and equipment................................   11,658,256     10,468,756
                                                                  -----------    -----------
    Product tooling and capitalizable software..................    6,256,135      5,382,453
    Accumulated amortization....................................   (4,245,690)    (3,247,270)
                                                                  -----------    -----------
      Net tooling and capitalizable software....................    2,010,445      2,135,183
                                                                  -----------    -----------
      Net property..............................................  $13,668,701    $12,603,939
                                                                  ===========    ===========

    Depreciation and amortization expenses were as follows:

                                                                     2000          1999          1998
                                                                  ----------    ----------    ----------
    Depreciation................................................  $  821,342    $  191,472    $  127,468
    Amortization................................................     998,420     1,141,290     1,058,280
                                                                  ----------    ----------    ----------
      Total.....................................................  $1,819,762    $1,332,762    $1,185,748
                                                                  ==========    ==========    ==========

    Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. On average, leasehold improvements and certain machinery and equipment costs are depreciated based on a 14.5 year life; computers are depreciated based on a 6 year life; assembly robotics are depreciated based on a 25 year life; capitalizable software costs developed or obtained for internal use are amortized based on a 3 year life; and system implementation costs are amortized over a 7 year life. Production tools are amortized using an accelerated method over periods of time representing the estimated life of those tools. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation or amortization are eliminated from the respective accounts and any resulting gain or loss is credited or charged to income. Maintenance and repair costs are expensed as incurred.

4.  RELATED PARTY TRANSACTIONS

    The Company recorded revenue from members totaling $3,700,000, $3,877,595 and $5,403,090 for the periods ended December 31, 2000, 1999 and 1998, respectively. Accounts receivable, affiliates include amounts owed by members totaling $1,021,388 and $1,028,837 at December 31, 2000 and 1999,
    respectively. The amounts owed consist of trade receivables of $338,912 and $613,936 as well as reimbursable costs of $682,476 and $414,901 at December 31, 2000 and 1999, respectively. The reimbursable costs are a result of a contractual agreement between Ecostar and Ford Motor Company, whereby Ford Motor Company has committed to reimburse Ecostar for costs incurred in designing prototypes, developing the tools necessary to produce the prototypes and for the actual prototypes produced.

    The Company expensed $668,000 of expected reimbursable costs from DaimlerChrysler at December 31, 2000. The Company expects to be able to negotiate reimbursement for these costs in the future.

    The Company expensed $10,800 in the periods ended December 31, 2000 and 1999 and $57,740 for the period ended December 31, 1998, for accounting services provided by a member.

    Included in accounts payable are amounts due to a member totaling $2,010,614 and $2,256,340 at December 31, 2000 and 1999, respectively.

    As further described in Note 2, amounts totaling $19,924,725 and $20,312,551 were held by a related party at December 31, 2000 and 1999, respectively.

5.  NOTE RECEIVABLE FROM BALLARD AUTOMOTIVE

    As part of the initial marketing agreement between the Company, Ballard Power Systems, Inc., and DBB Fuel Cell Engines GmbH, the Company provided an interest free loan to Ballard Automotive Inc. to provide working capital for future Ballard Automotive expenses and disbursements. This note is payable upon joint demand of the companies listed.

6.  SIGNIFICANT CONCENTRATION OF CREDIT RISK

    Substantially all of the Company's business activity has been with two automobile manufacturers who are members.

                     ECOSTAR ELECTRIC DRIVE SYSTEMS, L.L.C.

7.  LEASE COMMITMENT

    During 1999, the Company entered into a non-cancelable five-year operating lease of its office and laboratory facilities. The Company has two options to renew the lease of five years each. Rental expense amounted to $448,294 and $389,821 for the periods ended December 31, 2000 and 1999, respectively. At December 31, 2000, the remaining future minimum rental payments are $562,633 in 2001, $599,300 in 2002 and $594,967 in 2003.

8. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES AND PRACTICES

    These financial statements have been prepared in accordance with accounting principles and practices generally accepted in both the United States of America and Canada; no reconciliation is necessary.

                                       I-9